EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of CIBER, Inc. and related Prospectuses of our reports dated March 3, 2008, with respect to the consolidated financial statements of CIBER,  Inc. and subsidiaries and internal control over financial reporting of CIBER, Inc. and subsidiaries, included in this Form 10-K/A.

Form S-8 No. 33-88046	Form S-8 No. 33-88048	Form S-8 No. 33-88050
Form S-8 No. 333-15091	Form S-8 No. 333-25545	Form S-8 No. 333-59015
Form S-8 No. 333-91969	Form S-8 No. 333-113259	Form S-8 No. 333-115951
Form S-8 No. 333-115952	Form S-4 No. 333-102780	Form S-3 No. 333-113816
Form S-3 No. 333-116646

/s/ Ernst & Young LLP

Denver, Colorado

May 28, 2008